Exhibit 99.1

Edge Petroleum Announces Financial Results for 2006

          HOUSTON, March 7 /PRNewswire-FirstCall/ -- EDGE PETROLEUM CORPORATION (Nasdaq: EPEX) today reported financial results for the fourth quarter and full year of 2006.  Revenue and production for the full year 2006 were a record high at $129.7 million and 17.3 Bcfe, respectively.  Highlights included:

*

For the year ended December 31, 2006, average production was 47.3 MMcfe per day as compared to 44.9 MMcfe per day for the comparable period in 2005, an increase of 5% and an annual record for the Company.

*

For the year, Edge reported record production of 17.3 Bcfe, replaced 97% of production with new reserves from a combination of operational and acquisition activities, ending the year with 102.1 Bcfe of proved reserves.

*

Our hedging program has achieved its purpose of mitigating risk from commodity price volatility, resulting in $2.0 million and $4.7 million in realized cash gains for the three-months and year ended December 31, 2006.

*

Fourth quarter of 2006 results were impacted by our mark-to-market derivative contracts. A non-cash net unrealized pre-tax derivative loss of $2.7 million and a gain of $5.0 million are included in total revenue for the three-months and year ended December 31, 2006, respectively. In the same periods of 2005, we reported non-cash net unrealized pre-tax derivative gains of $1.1 million and $0.7 million, respectively. In 2005, we applied cash flow hedge accounting treatment rather than mark-to-market accounting treatment to our natural gas contracts, therefore there was unrealized activity related only to oil in 2005 as compared to both natural gas and oil in 2006.

*

2006 results were impacted by a full cost ceiling test write down before taxes of $96.9 million in the third quarter. This impairment of our oil and natural gas properties resulted from the low commodity prices at September 30, 2006.

*

In December of 2006 Edge closed the acquisition of the Chapman Ranch field from Anadarko for approximately $25 million and in January 2007 we completed the largest acquisition in our history, spending approximately $390 million and increasing our year end 2006 reserves by approximately 120%.

          Production for the three-month and annual periods ended December 31, 2006 was 4.0 Bcfe, an average of 43.5 MMcfe per day, and 17.3 Bcfe, an average of 47.3 MMcfe per day, respectively.  This compares to fourth quarter 2005 production of 4.3 Bcfe, or 46.4 MMcfe per day, and annual 2005 production of 16.4 Bcfe, or 44.9 MMcfe per day, respectively.  Our average realized price was $6.23 per Mcfe for the three months ended December 31, 2006 compared to $9.94 per Mcfe in the same prior year period.  For the year ended December 31, 2006, our average realized price was $7.52 per Mcfe compared to $7.40 per Mcfe in the same prior year period.

          As a result of higher production and higher averaged realized prices, we reported an increase in revenue for the annual period of 2006 compared to the same period in 2005.  For the year ended December 31, 2006, revenue was $129.7 million compared to $121.2 million for the same period in 2005, an increase of 7%. Revenue for the three months ended December 31, 2006 was $24.9 million compared to $42.4 million in the fourth quarter of 2005.

          Oil and natural gas operating expenses for the three months and year ended December 31, 2006 totaled $2.3 million and $9.1 million, respectively, compared to $2.1 million and $8.5 million for the same periods in 2005. Depletion costs for the fourth quarter of 2006 totaled $11.6 million and averaged $2.90 per Mcfe compared to $14.2 million and an average of $3.33 per Mcfe for the fourth quarter of 2005.  For the year ended December 31, 2006, depletion costs totaled $60.5 million, or an average of $3.51 per Mcfe, compared to $39.8 million or an average of $2.43 per Mcfe, for the same period in 2005. General and administrative (G&A) costs, which includes compensation costs, for the fourth quarter of 2006 were $3.3 million, 35% higher than the comparable prior year period total of $2.5 million.  For the year ended December 31, 2006, G&A costs, including compensation costs, totaled $13.8 million, 11% higher than the comparable 2005 period. This increase in G&A expense was primarily the result of increased staffing levels, office expansion, a franchise tax settlement and higher professional fees resulting from audit and litigation activity.  On a production equivalent basis, G&A, excluding non-cash compensation costs and bad debt expense, for the year ended December 31, 2006 averaged $0.68 per Mcfe compared to $0.60 per Mcfe in the previous year.

          Below is a recap of net income and pro forma net income excluding the impact of unrealized derivative activity and the non-cash impairment on our oil and natural gas properties:

	Three Months Ended December 31,		Year Ended December 31,

	2006	2005	2006	2005

	(in thousands)
Net Income	$2,932	$13,282	$(41,261)	$33,358
Add:
Impairment of oil and natural gas properties (1)	—	—	96,942	—
Unrealized derivative loss (gain) (2)	2,724	(1,085)	(5,031)	(720)
Compensation - repriced options costs (3)	—	(303)	—	1,628
Subtotal	2,724	(1,388)	91,911	908
Tax impact	(953)	486	(32,169)	(318)
Net adjustments	1,771	(902)	59,742	590
Pro Forma Net Income	$4,703	$12,380	$18,481	$33,948

(1)

This information is provided because management believes exclusion of the impairment will help investors compare results between periods and identify operating trends that could otherwise be masked by the impact of the impairment. This also further highlights the impact that commodity price volatility may have on our results.

(2)

This information is provided because management believes exclusion of the impact of the Company’s derivatives not accounted for as cash flow hedges (tax adjusted) will help investors compare results between periods and identify operating trends that could otherwise be masked by these items and to highlight the impact that commodity price volatility may have on our results.

(3)

This information is provided because management believes exclusion of the impact of deferred compensation related to Financial Accounting Standards Board Interpretation No. (FIN) 44, “Accounting for Certain Transactions Involving Stock Compensation” (tax adjusted) will help investors compare results between periods and identify operating trends that could otherwise be masked by these items. Upon implementation of SFAS No. 123R in 2006, we discontinued application of FIN 44, therefore no effect is presented in 2006 numbers.

          Fourth quarter 2006 net income was $2.9 million or $0.17 basic and $0.16 diluted earnings per share as compared to the same period a year ago of $13.3 million, or $0.77 basic and $0.74 diluted earnings per share. Excluding the impairment of oil and natural gas properties, unrealized derivative gains and losses and compensation costs for FIN 44, pro forma net income for the three months ended December 31, 2006 was $4.7 million, or $0.27 basic and $0.26 diluted earnings per share, compared to pro forma net income of $12.4 million, or $0.72 basic and $0.69 diluted earnings per share for the fourth quarter of 2005.

          Net loss for the year ended December 31, 2006 was $41.3 million, or basic and diluted loss per share of $2.38 as compared to net income for the same period in 2005 of $33.4 million or $1.95 basic and $1.87 diluted earnings per share. Excluding the impairment of oil and natural gas properties, the unrealized derivative gains and compensation costs for FIN 44, pro forma net income for the year ended December 31, 2006 decreased 46% totaling $18.5 million, or basic earnings per share of $1.06 and diluted earnings per share of $1.04, compared to pro forma net income of $33.9 million or $1.98 basic and $1.91 diluted earnings per share for the year ended December 31, 2005.

          Basic weighted average shares outstanding increased from approximately 17.1 million for the year ended December 31, 2005 to 17.4 million in the comparable 2006 period.  The increase in shares outstanding was due primarily to the exercise of options and issuance of restricted stock throughout the year.  At December 31, 2006, 17,442,229 shares were outstanding.  We completed public offerings of common stock and preferred stock in January 2007 to help fund recent acquisitions, which will impact 2007.  At January 31, 2007, 28,381,255 shares of common stock and 2,875,000 shares of 5.75% Series A cumulative convertible perpetual preferred stock were outstanding.  The preferred stock is convertible into approximately 3.0193 shares common stock of Edge based upon an initial conversion price of  $16.56 per common share and is callable by Edge after three years if the common price is 130% of the conversion price for a certain period of time.  In addition, we significantly increased our credit facility and outstanding debt in conjunction with the recent acquisitions.  Effective January 31, 2007, the borrowing base in our credit facility was increased to $320 million and we had usage of $235 million.

          For the year ended December 31, 2006, net cash flow provided by operating activities was $97.4 million and net cash flow provided by operating activities before working capital changes was $93.1 million.  Net cash flow provided by operating activities and net cash flow provided by operating activities before working capital changes for the year ended December 31, 2005 were $93.1 million and $93.9 million, respectively. See the attached schedule for a reconciliation of net cash flow provided by operating activities to net cash flow provided by operating activities before working capital changes.

          Debt at December 31, 2006 was $129.0 million as compared to $100.0 million at September 30, 2006 and $85.0 million at December 31, 2005. The ratio of debt to total capital at December 31, 2006 was 45.3%.  The increase in debt during the fourth quarter of 2006 was due primarily to the funding of the Chapman Ranch Field acquisition which closed in December and the deposit for the Smith acquisition which was paid in December.  As a result of the recent equity offerings and the new credit facility, Edge’s current debt to total capital ratio is approximately 35%.

          Michael G. Long, Edge’s Executive Vice President and CFO, commented on the financial results noting, “2006 was a difficult year for Edge, yet we were able to capitalize on our strategies and create the opportunity for a very successful future.  The two primary drivers of our revenue moved in opposite directions during 2006.  Production volumes increased to a record 17.3 Bcfe, up 5% over last year.  However, natural gas prices fell on the NYMEX from a December 2005 high of $15.00 to a low of $4.00 in early October 2006.  Despite falling natural gas prices all segments of our industry’s cost structure were subject to escalating costs, reducing rates of return, squeezing margins and leading us to a non-cash property impairment in the third quarter.  Despite these issues, we set the stage for a very impactful 2007 and 2008.  The purchase of the remaining portion of the Chapman Ranch Field and gaining operational control of the field, the January 2007 property acquisition and equity sale combined with our ongoing investments in our existing property base have positioned us both financially and operationally to deliver sustained growth in reserves and production without sacrificing our conservative financial bias.”

          In the normal course of business we enter into hedging transactions, including commodity price collars, swaps and floors to mitigate our exposure to commodity price movements, but not for trading or speculative purposes. Price- risk management transactions for 2007 and 2008 are shown below.

2007 & 2008 DERIVATIVES & HEDGES

Transaction	Volumes per Day	Price Floor	Price Cap	Term

Costless Collar	5,000 MMBtu	$7.50	$11.50	Jan-07	Jan-07
Costless Collar	5,000 MMBtu	$7.50	$12.00	Jan-07	Jan-07
Costless Collar	10,000 MMBtu	$7.00	$9.00	Feb-07	Dec-07
Costless Collar	15,000 MMBtu	$7.02	$9.00	Feb-07	Dec-07
Costless Collar	15,000 MMBtu	$7.00	$9.00	Feb-07	Dec-07
Costless Collar	10,000 MMBtu	$7.50	$9.00	Jan-08	Dec-08
Costless Collar	10,000 MMBtu	$7.50	$9.02	Jan-08	Dec-08
Costless Collar	20,000 MMBtu	$7.50	$9.00	Jan-08	Dec-08
Costless Collar	400 Bbl	$70.00	$87.50	Jan-07	Dec-07
Costless Swap	600 Bbl	$66.00	$66.00	Jan-07	Dec-07
Costless Swap	1,500 Bbl	$66.00	$66.00	Jan-08	Dec-08

          All natural gas prices are settled monthly against the NYMEX Natural Gas futures contracts and crude oil prices are settled against the NYMEX Crude Oil futures contracts for West Texas Intermediate Light Sweet Crude Oil.

          Edge’s guidance for its operating activities and selected financial measures is shown below.

	2006	1st Qtr.	2007 Full Year	2008

Wells Spud	52	22 - 24	80 - 90	100 -120
Production, Bcfe	17.3	5.5 - 6.0	27 - 30	36 - 38
FYE Reserves, Bcfe	102.1	—	240 - 260	—
Cash Operating Costs, $Mcfe	$1.88	—	$2.25 - $2.50	$2.00 - $2.30

(1)	Cash operating costs are lease operating expenses, production and advalorem taxes, net interest and dividend expense and G&A expense.

          Commenting on the guidance, John W. Elias, Edge’s Chairman, President and CEO, noted, “The late 2006 and early 2007 acquisitions and early 2007 capital raising transactions have resulted in a new base for Edge from which to grow. We are now in a position where we have the financial flexibility as well as the operational base from which to execute all elements of our strategy and plan.  We expect our production levels to grow sequentially through each quarter of 2007 and 2008 as our drilling program kicks in and begins to have an input on our new production base.  We believe our planned 2007 capital program of approximately $140 million, which we expect to fund from internally generated cash flow, will allow us to organically replace between 150% and 200% of our expected record 2007 production and set the stage for similar growth in 2008.”

          Edge will discuss operations and financial results with any interested parties during its conference call at 1:30 p.m. CST on Friday, March 9, 2007. Interested parties may participate by dialing 800-418-6860 (ID#: 8477573). The call will also be webcast and can be accessed by logging onto the web at http://www.videonewswire.com/event.asp?id=38240 .  If you are unable to participate during the live webcast, the call will be archived at http://www.edgepet.com in the Investor Relations page of the site.

          Edge Petroleum Corporation is a Houston-based independent energy company that focuses its exploration, production and marketing activities in selected onshore basins of the United States.  Edge common stock and preferred stock are listed on the NASDAQ Global Select Market under the symbols “EPEX” and “EPEXP,” respectively.

          Statements regarding production volumes, drilling activity, price weakness, hedging levels, increased production, future and continuing growth, cash flow, funding of capital needs, production rates, future oil and gas prices, debt levels, production and earnings, and other statements that are not historical facts contain predictions, estimates and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved.  Important factors that could cause actual results to differ materially from those included in the forward-looking statements include the timing and extent of changes in commodity prices for oil and gas, the need to develop and replace reserves, environmental risks, drilling and operating risks, risks related to exploration and development, uncertainties about the estimates of reserves, competition, increased costs and delays attributable to oilfield services and equipment, government regulation, effects and risks of acquisitions, and the ability of the company to meet its stated business goals.

EDGE PETROLEUM CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,

	2006	2005	2006	2005

OIL AND NATURAL GAS REVENUE
Oil and natural gas sales	$25,693	$42,314	$120,014	$123,450
Gain/(loss) on hedging and derivatives	(762)	130	9,730	(2,267)
Total revenue	24,931	42,444	129,744	121,183
OPERATING EXPENSES:
Oil and natural gas operating expenses	2,256	2,064	9,122	8,478
Severance and ad valorem taxes	2,030	3,093	9,135	8,590
Depletion, depreciation, amortization and accretion	11,763	14,332	61,080	40,218
Impairment of oil and natural gas properties	—	—	96,942	—
General and administrative expenses	3,315	2,454	13,788	12,436
Total operating expenses	19,364	21,943	190,067	69,722
OPERATING INCOME (LOSS)	5,567	20,501	(60,323)	51,461
OTHER INCOME AND EXPENSE:
Interest expense, net of amounts capitalized	(483)	—	(2,500)	—
Amortization of deferred loan costs	(41)	(46)	(165)	(153)
Interest income	46	43	152	128
INCOME (LOSS) BEFORE INCOME TAX PROVISION	5,089	20,498	(62,836)	51,436
INCOME TAX (EXPENSE) BENEFIT	(2,157)	(7,216)	21,575	(18,078)
NET INCOME (LOSS)	$2,932	$13,282	$(41,261)	$33,358
BASIC EARNINGS (LOSS) PER SHARE (1)	$0.17	$0.77	$(2.38)	$1.95
DILUTED EARNINGS (LOSS) PER SHARE (1)	$0.16	$0.74	$(2.38)	$1.87
BASIC WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	17,438	17,187	17,368	17,122
DILUTED WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	17,814	17,960	17,368	17,815
Production:
Gas - Mcf	3,282	3,321	13,850	12,597
Natural gas liquids (NGL) - Bbls	36	67	222	308
Oil - Bbls	84	91	345	324
Gas Equivalent - Mcfe	4,004	4,269	17,251	16,384
Realized Product Prices:
Gas - $ per Mcf (1)(2)	$5.87	$10.58	$7.36	$7.87
NGL - $ per Bbl	$31.54	$22.88	$25.52	$18.45
Oil - $ per Bbl (1)(3)	$53.86	$63.36	$64.10	$50.36
Gas Equivalent - $ per Mcfe	$6.23	$9.94	$7.52	$7.40

Notes:

(1)	Includes the effect of hedging and derivative transactions.

(2)

The average realized price, excluding unrealized derivative gains or losses related to our natural gas collars, was $6.61 per Mcfe and $7.02 per Mcfe for the three- and twelve-month periods ended December 31, 2006, respectively. There was no unrealized derivative impact related to natural gas collars in 2005 due to different accounting treatment applied.

(3)

The average realized price, excluding unrealized derivative gains or losses related to our oil collars, was $57.35 per barrel and $63.10 per barrel for the three- and twelve-month periods ended December 31, 2006, respectively. The average realized price, excluding unrealized derivative losses related to our oil collars, was $51.44 per barrel and $48.14 per barrel for the three- and twelve-month periods ended December 31, 2005, respectively.

EDGE PETROLEUM CORPORATION
Non-GAAP Disclosure Reconciliations

I.  Net Cash Flow Provided by Operating Activities

	Year Ended December 31,

	2006	2005

Net cash flow provided by operating activities	$97,409	$93,111
Changes in working capital accounts	(4,282)	812
Net cash flow provided by operations before working capital changes	$93,127	$93,923

Note:

Management believes that net cash flow provided by operating activities before working capital changes is relevant and useful information that is commonly used by analysts, investors and other interested parties in the oil and gas industry as a financial indicator of an oil and gas company’s ability to generate cash used to internally fund exploration and development activities and to service debt.  Net cash flow provided by operating activities before working capital changes is not a measure of financial performance prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered in isolation or as an alternative to net cash flow provided by operating activities.  In addition, since net cash flow provided by operating activities before working capital changes is not a term defined by GAAP, it might not be comparable to similarly titled measures used by other companies.

II.  Reserve Replacement Ratio

	Year Ended December 31,

	2006	2005

	(Bcfe)
Beginning Reserves	102.8	89.1
Production	(17.3)	(16.4)
Acquisitions and Divestitures	14.0	10.9
Extensions and Discoveries	12.2	30.8
Revisions	(9.5)	(11.6)
Sales	(0.1)	—
Ending Reserves	102.1	102.8
% Proved Developed (ending reserves)	77%	74%
Reserve Replacement Ratio	97%	184%

Note:

Management believes that the reserve replacement ratio is relevant and useful information that is commonly used by analysts, investors and other interested parties in the oil and gas industry as a means of evaluating the operational performance and to a greater extent the prospects of entities engaged in the production and sale of depleting natural resources.  This measure is often used as a metric to evaluate an entity’s historical track record of replacing the reserves that it produced.  The reserve replacement ratio is calculated by summing the total proved reserves added (acquisition and divestitures, extension and discoveries, and revisions) over the period and dividing that sum by production in the same period. The reported reserve replacement ratio is not necessarily indicative of future trends.

SOURCE  Edge Petroleum Corporation
          -0-                                                       03/07/2007
          /CONTACT:  Michael G. Long, Chief Financial Officer of Edge Petroleum Corporation, +1-713-654-8960/
          /Web site:  http://www.edgepet.com /
          /Audio:  http://www.videonewswire.com/event.asp?id=38240 /
          (EPEX)